CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 31, 2022, relating to the financial statements and financial highlights of Angel Oak Financial Strategies Income Term Trust and Angel Oak Dynamic Financial Strategies Income Term Trust, for the year ended January 31, 2022, and to the references to our firm under the headings “Other Service Providers”, “Financial Highlights”, and “Representations and Warranties” in the Information Statement/Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 26, 2022